EXHIBIT 10.1

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”), is entered into this 28th day of March, 2007(the “Effective Date”), by and between John J. Laskey., an individual (“Laskey”), and MSC.Software Corporation, a Delaware corporation (“MSC”).

WHEREAS , Laskey has been employed as Executive Vice President and Chief Financial Officer of MSC; and

WHEREAS , Laskey desires to retire from active employment effective April 30, 2007 (the “Separation Date”) and, accordingly, Laskey and MSC have mutually agreed to terminate Laskey’s employment relationship with MSC upon the terms set forth herein as of the Separation Date;

NOW, THEREFORE , in consideration of the covenants undertaken and the releases contained in this Separation Agreement and the Consulting Agreement attached as Exhibit B hereto (the “Consulting Agreement”), Laskey and MSC agree as follows:

I. Resignation . Laskey shall resign as an officer, director, employee, member, manager and in any other capacity with MSC and each of its affiliates. On or before the Separation Date Laskey shall execute the letter attached as Exhibit A hereto and promptly deliver such letter to MSC. MSC and its affiliates shall accept such resignation, effective immediately on the Separation Date. Laskey as of the Effective Date agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any overtime, bonus, commissions, or other wages) and usual benefits. Laskey shall continue to receive his regular and usual salary and benefits through the Separation Date. All payments due to Laskey from MSC after the Effective Date shall be determined under this Separation Agreement and the Consulting Agreement. Laskey shall be entitled to his benefits under MSC’s 401(k) Plan in accordance with the terms of that Plan, and MSC shall pay Laskey all amounts of compensation previously deferred by him (including deferred bonuses) pursuant to the terms of the applicable deferred compensation plan.

II. Consulting Agreement . Concurrently with the execution of this Separation Agreement, and in consideration of the promises given and payments made hereunder, Laskey shall execute the Consulting Agreement attached as Exhibit B hereto.

III. Severance Pay . During the period through December 31, 2007, MSC shall either pay or reimburse Laskey for one hundred percent (100%) of Laskey’s COBRA premiums to continue for such period the same or reasonably equivalent medical coverage for Laskey (and, if applicable, Laskey’s eligible dependents ) as in effect immediately prior to the Separation Date. Thereafter, Laskey shall be entitled to COBRA to the extent allowed by law. Such benefits are for and in lieu of any other payments or benefits (and, except as specifically provided herein, none shall accrue) beyond the Separation Date. Laskey specifically acknowledges and agrees that he is entitled to receive no severance pay or other benefits pursuant to any severance plan or policy of MSC or any of its affiliates.

IV. Non-Disparagement . Laskey agrees that he shall not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, MSC or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of MSC or any of its affiliates. MSC, and its officers and directors, shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Laskey. Nothing in the preceding two sentences, however, shall in any way prohibit Laskey or MSC from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to such person.

V. Release . Laskey as of the Effective Date on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges MSC and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way connected with his service as an officer, director, employee, member or manager of any Releasee, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided that such release shall not apply to (1) any obligation created by or arising out of this Separation Agreement or the Consulting Agreement for which receipt or satisfaction has not been acknowledged, (2) any right to indemnification that Laskey may have pursuant to MSC’s Bylaws with respect to any losses that Laskey may in the future incur with respect to his past service as an officer of MSC, and (3) with respect to any such losses, any rights that Laskey may have to insurance coverage for such losses under any MSC directors and officers liability insurance policy.

VI. 1542 Waiver . It is the intention of Laskey in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Laskey hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Laskey acknowledges that he may hereafter discover claims or facts in addition to or different from those which Laskey now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation

Agreement, may have materially affected this settlement. Nevertheless, Laskey hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Laskey acknowledges that he understands the significance and consequences of such release and such specific waiver of SECTION 1542.

VII. ADEA Waiver . Laskey expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement. Laskey further expressly acknowledges and agrees that:

A. In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

B. He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

C. He was given a copy of this Separation Agreement on March 28, 2007and was informed that he had twenty-one (21) days within which to consider this Separation Agreement; and

D. He was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

VIII. No Transferred Claims . Laskey warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold MSC and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

IX. Confidential Information .

A. Laskey, in the performance of Laskey’s services on behalf of MSC and its affiliates, has had access to, received and been entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by MSC, its affiliates, or its or their agents or consultants, or used presently or at any time in the future in the course of its or their business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and was made available to Laskey in confidence. Laskey represents that he has held all such information confidential and will continue to do so.

B. Except in the performance of services on behalf of MSC and its affiliates, Laskey shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Laskey’s) to be confidential because it has become part of the public domain or he is otherwise obligated to disclose such information by the lawful order of any competent jurisdiction. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the business of MSC or any of its affiliates, which Laskey prepares, uses or encounters, shall be and remain the sole and exclusive property of the appropriate entity or entities and shall be included in the Confidential Material. Upon the termination or expiration, as applicable, of the Consulting Term as set forth in the Consulting Agreement, or whenever requested by MSC, Laskey shall promptly deliver to MSC any and all of the Confidential Material, not previously delivered to MSC, that may be or at any previous time has been in Laskey’s possession or under Laskey’s control.

C. Laskey hereby acknowledges that the sale or unauthorized use or disclosure of any of the Confidential Material by any means whatsoever and any time before, during or after Laskey’s engagement with MSC shall constitute “Unfair Competition.” Laskey agrees that Laskey shall not engage in Unfair Competition either during the time engaged by MSC or any time thereafter.

D. Soliciting Customers . Laskey promises and agrees that he will not, during his engagement pursuant to the Consulting Agreement and for a period of one year following termination or expiration, as applicable, of the Consulting Term thereunder, influence or attempt to influence any customers of MSC or any of its affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity which is currently or at that particular point in time in competition with (or has plans to engage in business which would be in competition with) the business of MSC or any of its affiliates. (For purposes of this Separation Agreement, a business in competition with MSC or its affiliates will be deemed to include (without limiting any other business in competition with MSC or its affiliates) any business which is engaged in the development, marketing and/or support of virtual product development tools for the computer-aided engineering marketplace (including, without limitation, simulation software and/or professional services).) Laskey acknowledges that during his employment with MSC, he was given access to Confidential Material of MSC and its affiliates, and that such Confidential Material constitutes MSC’s trade secrets. Laskey acknowledges and agrees that this restriction is necessary in order for MSC to preserve and protect its legitimate proprietary interest in its Confidential Material and trade secrets.

X. Soliciting Employees . Laskey promises and agrees that he will not, during his engagement pursuant to the Consulting Agreement and for a period of one year following the termination or expiration, as applicable, of the Consulting Term thereunder, directly or indirectly solicit any employee of MSC or any of its affiliates who earned annually $25,000 or more as an employee of such entity during the last six months of his or her own employment to work for any business, individual, partnership, firm, or corporation.

XI. Stock Options . MSC has previously granted options on shares of MSC common stock to Laskey. As of the Separation Date, such options (to the extent not previously expired, terminated, or exercised) remain outstanding as to an aggregate of 200,000 shares of MSC common stock, of which such options are currently vested as to 87,500 shares of MSC common stock (the “Vested Options”) and the balance of such options as to 112,500 shares of MSC common stock are currently unvested (the “Unvested Options”). Vesting of the Unvested Options shall be accelerated effective the later of (i) the Separation Date and (ii) such date as Laskey reaffirms his obligations as set forth in Section V, VI and VII hereof in the form requested by MSC and such reaffirmation becomes irrevocable.

Laskey shall have until the first to occur of the following to exercise his Options: (1) the expiration of the maximum term of such option, (2) the termination of the option in connection with a change in control or similar event as provided in the applicable option agreement and/or plan under which the option was granted, (3) December 31, 2007, or (4) MSC’s termination of Laskey’s consulting engagement pursuant to the Consulting Agreement for Cause (as such term is defined in the Consulting Agreement). Except as otherwise expressly provided above in this Section XI, the Options otherwise shall remain outstanding in accordance with their respective terms and conditions.

All other unvested equity held by Laskey as of the Separation Date shall terminate on its terms, including without limitation all unvested Restricted Stock Units, Performance Stock Unit Awards linked to license revenue growth and all Performance Stock Unit Awards linked to the stock price of the Company. The terms of any other vested equity award, if any, shall continue in accordance with its stated terms.

XII. Miscellaneous

A. Successors .

1. This Separation Agreement is personal to Laskey and shall not, without the prior written consent of MSC, be assignable by Laskey.

2. This Separation Agreement shall inure to the benefit of and be binding upon MSC and its respective successors and assigns and any such successor or assignee shall be deemed substituted for MSC under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of MSC or to which MSC assigns this Separation Agreement by operation of law or otherwise.

B. Waiver . No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification . This Separation Agreement may not be amended or modified other than by a written agreement executed by Laskey and the Chief Executive Officer of MSC or his designee.

D. Complete Agreement . This Separation Agreement and the Consulting Agreement constitute and contain the entire agreement and final understanding concerning Laskey’s relationship with MSC and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. The Employee Confidentiality and Inventions Agreement by and between Laskey and MSC and entered into on or about October 18, 2004 (the “Confidentiality Agreement”) is outside of the scope of the preceding sentence and shall continue in effect in accordance with its terms. Any representation, promise or agreement not specifically included in this Separation Agreement, the Consulting Agreement or the Confidentiality Agreement shall not be binding upon or enforceable against either party. This Separation Agreement, along with the Consulting Agreement and the Confidentiality Agreement, constitute an integrated agreement.

E. Litigation and Investigation Assistance . Laskey agrees to cooperate in the defense of MSC or any of its affiliates against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Laskey’s employment or the Consulting Term (as defined in the Consulting Agreement). Furthermore, Laskey agrees to cooperate in the prosecution of any claims and lawsuits brought by MSC or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Laskey’s employment or the Consulting Term. From and after the Separation Date, except as requested by MSC or as required by law, Laskey shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving MSC or any of its affiliates or (ii) threatened or pending government investigation involving MSC or any of its affiliates.

F. Severability . If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

G. Choice of Law . This Separation Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

H. Cooperation in Drafting . Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

I. Counterparts . This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

J. Arbitration . Any dispute, claim or controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, including the determination of the scope or applicability of this agreement to arbitrate, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. In the event either party institutes arbitration under this Separation Agreement, the party prevailing in any such proceeding, as determined by the arbitrator, shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration. The non-prevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

K. Advice of Counsel . In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

L. Supplementary Documents . All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

M. Headings . The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

N. Taxes . Laskey shall be solely responsible for any taxes due as a result of any benefit to be provided to Laskey pursuant to Section III. Laskey will defend and indemnify MSC and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Laskey’s failure to pay any taxes due with respect to any such payment.

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 28th day of March, 2007, at Orange County, California.

“Laskey”

/s/ John L. Laskey
John J. Laskey

“MSC”

MSC.Software Corporation, a Delaware corporation

/s/ John A. Mongelluzzo
By:	John A. Mongelluzzo
Its:	Executive Vice President,
Business Administration, Legal Affairs and Secretary

EXHIBIT A – RESIGNATION LETTER

[Attached hereto.]

A-1

EXHIBIT B – CONSULTING AGREEMENT

[Attached hereto.]

B-1